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 FORM 3                                                   OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Response)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
 Quigley        Philip                        (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                   VINA Technologies, Inc. (VINA)
     (Last)     (First)     (Middle)             8/8/00                  ----------------------------------  -----------------------
                                           ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
39745 Eureka Drive                         3. IRS or Social Security          Person to Issuer                  Group Filing (Check
----------------------------------------      Number of Reporting           (Check all applicable)              applicable line)
             (Street)                         Person (Voluntary)
                                                                           X   Director          10% Owner     X    Form filed by
 Newark             CA        94560        ----------------------------  -----            -----              -----  One Reporting
--------------------------------------                                         Officer           Other              Person
      (City)      (State)      (Zip)                                     ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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  Common Stock                                    80,000                           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                     SEC 1473(7-96)
10410595v1

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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Employee stock option
(right to buy)                  Immediate  7/22/09     Common Stock         70,000    $1.00         D
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Series D Convertible                                                                                            By Self, TTEE for
Preferred Stock                 Immediate              Common Stock          4,107    1-to-1        I           Philip/Teresa Trust
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Series B Convertible
Preferred Stock                 Immediate              Common Stock          7,456    1-to-1        D
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Series C Convertible                                                                                            By Self, TTEE for
Preferred Stock                 Immediate              Common Stock        125,000    1-to-1        I           Philip/Teresa Trust
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Explanation of Responses:
                                                                                       /s/ PHILIP QUIGLEY                8-8-00
                                                                                ----------------------------------  ----------------
                                                                                **Signature of Reporting Person           Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form                                  Page 2
are not required to respond unless the form displays a currently valid OMB number.
10410595v1
SEC 1473(7-96)
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